UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 25, 2007

EARTHLINK, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-15605	58-2511877
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1375 Peachtree St., Atlanta, Georgia	30309
(Address of principal executive offices)	(Zip Code)

(404) 815-0770

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report date)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

EarthLink, Inc. (“EarthLink”) has entered into a lending arrangement with HELIO, a joint venture established by EarthLink and SK Telecom Co., Ltd. (“SK Telecom”) to market wireless voice and data services in the U.S. On July 23, 2007, EarthLink and SK Telecom USA Holdings, Inc. (“SKT USA”), an affiliate of SK Telecom, entered into a Note Purchase and Security Agreement and Guaranty (the “Note Purchase Agreement”) with HELIO, Inc. (“HELIO”) and HELIO LLC (the “Operating Company”), pursuant to which EarthLink and SKT USA could loan up to $200 million to HELIO. EarthLink and SK Telecom each have a 48% economic ownership interest in the HELIO joint venture.

Under the terms of the Note Purchase Agreement, each of EarthLink and SKT USA could purchase from HELIO up to $100 million of HELIO’s secured promissory notes (the “Notes”). The Notes may be purchased by EarthLink and SKT USA from time to time over a one year period commencing on the date of the Note Purchase Agreement and are issuable upon a funding request from HELIO, which request has been approved by the HELIO Board of Directors. The Notes bear interest at 10.00% per annum, payable at maturity, and may be pre-paid by HELIO at any time without penalty. The Notes mature on July 23, 2010, unless amounts thereunder become due and payable earlier by acceleration or otherwise.

On July 23, 2007, EarthLink and SKT USA agreed to purchase initial Notes of $30 million each, to be funded by July 27, 2007.

The proceeds of the Notes will be used by HELIO for the sole purpose of making a loan to the Operating Company. The Operating Company will use the proceeds of such loan for the limited purpose of funding its (i) working capital requirements and (ii) product development expenses. The Notes and all obligations relating thereto (the “Obligations”) are secured by the proceeds of the loan from HELIO to the Operating Company and the Operating Company has guaranteed to EarthLink and SKT USA the payment when due of all Obligations.

The Note Purchase Agreement is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Note Purchase and Security Agreement and Guaranty, dated as of July 23, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EARTHLINK, INC. (Registrant)

By:	/s/ Kevin M. Dotts
Name:	Kevin M. Dotts
Title:	Chief Financial Officer

Date: July 25, 2007

Exhibit Index

Exhibit No.	Description
10.1	Note Purchase and Security Agreement and Guaranty, dated as of July 23, 2007